Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 22, 2014		President & CEO
(414) 964-5000
mjkoss@koss.com

European Sales Continue to Sag as Koss Reports Quarterly Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its first quarter results for the quarter ended September 30, 2014.

"Sales, especially in Europe, remain soft. We have begun to see the full impact of our cost reduction initiatives in the quarter ended September 30, 2014," Michael J. Koss, President and CEO, told employees here today. "Sales in Europe were off approximately $1.0 million with Ukraine and Czech Republic accounting for most of this sales decline compared to the same quarter last year. U.S. sales changes were impacted by a large promotional load-in order with a customer in last year's first quarter. When adjusted for that load-in sale, U.S. sales were actually higher this quarter as compared to last year."

Sales for the first quarter were $5,469,486 compared to $6,824,339 for the same three month period one year ago, a 19.9% decrease. The three month net loss was $94,998, compared to net income of $79,402 for the first quarter last year. Diluted loss per common share for the quarter was $0.01 compared with diluted income per common share of $0.01 for the same three month period one year ago.

"While we are certainly disappointed with recent sales figures, especially in the export markets, we have taken actions to significantly reduce our costs and conserve cash," Koss said. "These cost reductions included suspending our Mexico operations and curtailing the STRIVA product line development. There were also many other actions that helped reduce selling, general and administrative expenses by almost $1.0 million from last year's levels." Koss also noted that Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from operations, which excludes unauthorized transaction related costs and recoveries, was $227,964 for the current quarter, compared to $174,052 for the same quarter last year.*

The Company determined that based on the financial results, the Company would not declare a dividend for the quarter ending September 30, 2014. The Company will determine whether to declare and the amount of any future dividends on a quarter-by-quarter basis.

* This is a non-GAAP financial measure for which reconciliation is provided along with the financial statements accompanying this release.
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Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30
	2014	2013
Net sales	$5,469,486	$6,824,339
Cost of goods sold	3,626,769	4,512,694
Gross profit	1,842,717	2,311,645

Operating expenses:
Selling, general and administrative expenses	1,938,993	2,884,481
Unauthorized transaction related costs and recoveries, net	52,492	(708,716)
Total operating expenses	1,991,485	2,175,765

Income (loss) from operations	(148,768)	135,880

Other expense:
Interest expense	(4,333)	(7,606)

Income (loss) before income tax provision (benefit)	(153,101)	128,274

Income tax provision (benefit)	(58,103)	48,872

Net income (loss)	$(94,998)	$79,402

Income (loss) per common share:
Basic	$(0.01)	$0.01
Diluted	$(0.01)	$0.01

Dividends declared per common share	$—	$0.06

Exhibit 99.1

KOSS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA FROM OPERATIONS
(Unaudited)

	Three Months Ended
	September 30
	2014	2013
Net income (loss)	$(94,998)	$79,402
Interest expense	4,333	7,606
Income tax provision (benefit)	(58,103)	48,872
Unauthorized transaction related costs and recoveries, net	52,492	(708,716)
Depreciation of equipment and leasehold improvements	161,653	209,819
Amortization of product software development expenditures	—	364,539
Stock-based compensation expense	162,587	172,530
EBITDA from operations	$227,964	$174,052

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